Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

Priority Income Fund, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated September 6, 2022, relating to the financial statements of Priority Income Fund, Inc. appearing in the Company’s Annual Report on Form N-CSR for the year ended June 30, 2022.

We also consent to the references to our firm under the captions “Financial Highlights”, “Senior Securities”, and “Independent Registered Public Accounting Firm” in the Prospectus of such Registration Statement.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York
December 7, 2022